Buffets Holdings, Inc. Announces Appointment of R. Michael Andrews, Jr. as Chief Executive Officer

        EAGAN, Minn.-(BUSINESS WIRE)- November 8, 2005: Buffets Holdings, Inc. (“Buffets Holdings”), the parent company of Buffets, Inc. (“Buffets”), today announced that R. Michael Andrews, Jr. has been appointed Chief Executive Officer of Buffets Holdings, Inc. and its subsidiaries effective November 7, 2005, replacing Roe H. Hatlen. Mr. Andrews joined Buffets, Inc. in April 2000 as its Chief Financial Officer and assumed additional responsibilities in November 2004 when he was appointed Chief Operating Officer. Previously, Mr. Andrews served 12 years in public accounting with KPMG Peat Marwick LLP and held senior financial management posts at Don Pablo’s Restaurants and Jekyll & Hyde Clubs.

         Mr. Hatlen was the first Chairman and CEO of Buffets from 1983 through 2000 and has served the past year as the company’s interim CEO. He remains Vice Chairman of the Board of Directors and is an active shareholder of Buffets Holdings. Mr. Hatlen co-founded Buffets twenty-two years ago.

        Commenting on the leadership change, Mr. Hatlen stated “Mike is a wonderful and proven leader who brings great enthusiasm and sound judgment to the position. He has been a key member of the executive team since we went private in October 2000 and both his financial and operational expertise has proven indispensable. Mike has a strong senior management team in place that will only build upon the initiatives launched in November 2004. He will be a great steward of the company as he oversees its growth and development.”

        Buffets currently operates 353 restaurants in 33 states comprised of 344 buffet restaurants and nine Tahoe Joe’s Famous Steakhouse(R) restaurants. The buffet restaurants are principally operated under the Old Country Buffet(R) or HomeTown Buffet(R) brands. Buffets also franchises 18 buffet restaurants in seven states.

Contact:
R. Michael Andrews, Jr.
Chief Executive Officer
(651) 994-8608